FORM 8-K
                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported):
                      January 18, 2005 (January 17, 2005)

                           Trimble Navigation Limited
             (Exact name of registrant as specified in its charter)

                                   California
                 (State or other jurisdiction of incorporation)

                                     0-18645
                            (Commission File Number)

                                   94-2802192
                             (IRS Employer I.D. No.)

                         749 N. Mary Ave. Sunnyvale, CA
                    (Address of principal executive offices)

                                      94085
                                   (Zip Code)
       Registrant's telephone number, including area code: (408) 481-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01 Entry into a Material Definitive Agreement.

     On January 17, 2005, Trimble and Rajat Bahri, Trimble's chief financial officer, entered into Trimble's standard executive officer change in control severance agreement. The agreement provides that Mr. Bahri's then unvested stock options will vest upon a Change in Control (as defined in the agreement). The agreement also provides that, if his employment is terminated other than by reason of a Nonqualifying Termination (as defined in the agreement) within the period commencing with the change in control and ending one year following the change in control, (i) Mr. Bahri shall receive a severance payment equal to one year base salary plus bonus (each calculated in accordance with the terms of the agreement), (ii) the Company shall continue to provide Mr Bahri with medical and other insurance for a period of one year following the date of termination of his employment on the same basis as provided prior to termination, and (iii) Mr. Bahri may exercise any then outstanding stock options for a period of one year following the date of termination of his employment, unless such options expire earlier.

     Trimble and Mr. Bahri also entered into Trimble's standard director and executive officer indemnification agreement on January 17, 2005. The agreement provides for indemnification of Mr. Bahri for expenses, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his services as an employee, agent, director or officer of the Company or any of its subsidiaries or, at the Company's request, of another company.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            TRIMBLE NAVIGATION LIMITED
                                            a California corporation


Dated: January 18, 2005                     /s/ Irwin Kwatek
                                            ----------------
                                            Irwin Kwatek
                                            Vice President